[TRI-COUNTY FINANCIAL CORPORATION LETTERHEAD]


May 9, 2007


Dear Shareholder:

I am pleased to report to you the success of your company, Tri-County Financial Corporation and its subsidiary Community Bank of Tri-County for the year ended December 31, 2006. This year marks the twentieth anniversary of the initial public offering by the Company. In 2006, the Company grew by 6.3% to $575,496,014 in total assets. Net income increased to $4,441,257 compared to $3,979,343 for 2005. For comparison purposes, in 1986, total assets were $77,148,648 with net income of $453,281. The Company is the eighth largest bank holding company headquartered in Maryland and the eleventh largest in the D.C. metro area. According to the most recent FDIC statistics, the Bank is third in deposit market share for Southern Maryland. For 2006, its diluted earnings per share increased to $2.16 compared to $2.07 of the previous year.

With the national economy slowing and the interest rate yield essentially flat across the whole curve, the performance of the Company and Community Bank has been maintained in the face of squeezing interest margins. Its loan portfolio continues to perform well and the levels of delinquency are significantly below peer banks. Going forward, with the balance sheet restructuring accomplished, the Bank is focusing on increasing its non-interest income levels to help drive profitability. To that point, the Bank purchased an equity stake in BI Investments, LLC, which is a full service investment company. Through this structure, Community Bank's Asset Management Group can offer a branded, low-cost platform for investment services to our clients.

The Company, through the Bank, is expanding its franchise with the scheduled construction of the Lusby, Calvert County retail center. This project is expected to be completed in the fourth quarter and will be the Bank's tenth retail center. The Leonardtown retail center has been demolished and construction for a 13,500 square foot regional banking center is scheduled to begin in late May.

As in the past twenty years, on behalf of your Board of Directors, management and staff, I thank you for your support and look forward to serving you in the future as we build the franchise value for our shareholders.

Yours truly,

/s/ Michael L. Middleton

Michael L. Middleton
Chairman of the Board